Exhibit 99.2

ClearSign Technologies Corporation

Fourth Quarter and Full Year 2024 Conference Call

Event Date/Time: April 2, 2025 — 5:00 p.m. E.T.

Length: 51 minutes

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Corporate participants

Matthew Selinger

Firm IR Group — Investor Relations

Brent Hinds

ClearSign Technologies Corporation — VP of Finance

Jim Deller

ClearSign Technologies Corporation — Chief Executive Officer

Conference Call Participants

Robert Kecseg

Las Colinas Capital Management — Analyst

PRESENTATION

Operator

Good morning and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2024 Conference Call. All participants will be in listen-only mode.

Should you need assistance, please signal a conference specialist by pressing the * key, followed by 0.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press the * key, and then the 1 on your touch-tone phone. To withdraw your question, please press *, then 2.

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger — Investor Relations, Firm IR Group

Good afternoon and thank you, Operator. Welcome, everyone, to the ClearSign Technologies Corporation Fourth Quarter and Full Year 2024 Results Conference Call.

During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company’s projections, expectations, plans, beliefs, and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign’s products will be successfully completed, whether ClearSign will be successful in expanding the market for its product, and other risks that are described in ClearSign’s filings with the SEC, including those discussed under the Risk Factors section of the Annual Report on Form 10-K for the period ended December 31, 2024.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign’s Chief Executive Officer, and Brent Hinds, ClearSign’s Chief Financial Officer.

At this point, I would like to turn the call over to Brent Hinds. So, Brent, please go ahead.

Brent Hinds — VP of Finance, ClearSign Technologies Corporation

Thank you, Matthew. Thank you to everyone joining us here today.

Before I begin, I’d like to note that our financial results on Form 10-K was filed with the SEC on March 31st.

With that, I’d like to give an overview of the financials for the fourth quarter and full year of 2024.

For the fourth quarter of 2024, ClearSign recognized approximately $590,000 in revenues, compared to $1.3 million for the same comparable period in 2023.

The year-over-year difference in revenues was driven by a decrease in business activity.

During the fourth quarter in 2023, we shipped eight process burners and completed two customer witness tests for our California refinery customer, whereas during the fourth quarter in 2024, we shipped two boiler burners and executed a process burner engineering study.

Now keep in mind, this process burner engineering study led to a follow-on purchase order of 26 burners, as noted in our November 27, 2024, press release.

For the full year of 2024, we recognized record revenues of approximately $3.6 million, compared to $2.4 million in 2023. This is approximately a 50 percent increase year over year.

This increase was driven by overall year-over-year increase in business activity.

2024 revenues were predominantly generated by the shipment of 25 process burners to two separate California refineries, whereas in 2023, revenues were predominantly generated from the shipment of 8 process burners and 3 separate customer witness tests.

Our gross profit margin for the year ended 2024 was approximately 31.1 percent, compared to 34 percent during the comparable period in 2023.

This year-over-year decrease in margin was a direct result of our large 1,200-horsepower, 2.5 ppm boiler burner installation. Since this was the first installation of the boiler burner of this size, we incurred greater-than-expected start-up costs during the fourth quarter of 2024.

Now I’d like to shift focus from revenue to cash.

Our net cash used in operations for the year ended December 31, 2024, was approximately $4.4 million, compared to approximately $3.2 million for the same comparable period in 2023.

This $1.2 million year-over-year decrease was driven by a $1 million decrease in contract liabilities, which basically represents monies received from customers prior to revenue recognition.

Now turning our focus from cash to the full year income statement.

Our net loss for the full year 2024 was approximately $5.3 million, which is an increase of approximately $100,000 compared to the same period in 2023.

This increase in net loss was due in part to a one-time, nonrecurring expense of approximately $400,000 related to our decision to place our China entity into a dormant status.

Now I need to note that yesterday, on April 1, 2024 (sic) [2025], we received a letter from NASDAQ, stating that we no longer meet the minimum bid price of $1 per share. As set forth in NASDAQ’s listing rules, according to the rules, we have been given a period of 180 calendar days, or until September 29, 2025, in which to regain compliance. To regain compliance, our common stock’s closing price must be at least $1 per share for a minimum of 10 consecutive business days during the 180-day cure period.

As of December 31, 2024, we had approximately $14 million in cash and cash equivalents, with approximately 50.2 million of shares of common stock outstanding.

From a financial perspective, we believe we are well positioned to meet current customer demands, deliver on our project pipeline, and scale our business to profitability.

With that, I’d like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller — Chief Executive Officer, ClearSign Technologies Corporation

Thank you, Brent, for the financial overview.

As always, I’d like to thank everyone for joining us on the call today and for your interest in ClearSign.

We’re going to use a similar format today to the previous call. We have received overwhelming positive feedback from this change and believe this provides a more engaging and assimilable conversation.

Matthew Selinger will lead a question-and-answer session, where we will go through the main content of this call, much like the last call. We will cover developments in our product lines, but I’ll also talk about some general themes and strategies that we are implementing, and reference this to our sales and product line updates to provide some insight into overarching ambitions and progress of a more strategic nature. We will end off with an outlook for the rest of 2025 and into 2026 and then, as always, open up the call for Q&A.

A quick note regarding the Q&A, in addition to calling in, if you wish, you can also send in questions ahead of time to our Investor Relations at mselinger@firmirgroup.com.

Okay. Matt?

Q&A

Matthew Selinger

Great, Jim. Let’s get started.

So as Brent mentioned, ClearSign just recorded a record revenue year. Could you give a little more of what this was comprised of, what led to this?

Jim Deller

I can. But before we start, if I can, I think it’s good to just to look back a little.

If you look back to 2021, well, we came in at just over $600,000 in revenue, as Brent mentioned. It dropped slightly in 2022. Then, as Brent mentioned, we’re at $2.4 million in 2023, and then closed out last year at $3.6 million.

So last year’s revenue was predominantly due to the large refinery burner process order that we shipped out to Los Angeles. That was 20 burners. Those burners are still there on that job site. We’re expecting them to start up early in the third quarter of this year. The installation and shutdown has been delayed on-site.

But in addition to that project, we had some burners shipped out to Kern Energy, who continue to be a good customer of ours. And then there were also some midstream boiler burners that rounded that out.

Matthew Selinger

Great. Thanks so much.

So in your opening comments, you mentioned some higher-level themes and strategies. So before we get into the individual product lines, let’s kind of start with that, if you don’t mind.

Could you give a little more—say a little more about some of these themes and strategies you’re talking about for 2025 and 2026?

Jim Deller

Certainly. I mean, this actually started some time ago, but I think it’s time to start explaining what we are looking to do as we expect some of these results to roll out.

So going back to when I joined ClearSign back in 2019, our first objectives at that point were to prioritize and commercialize the technology that we had, as what we called low-hanging fruit. That was the oil refinery process burners and the boiler burners. But we gave ourselves a mandate to develop that technology into a form that the clients would need and the clients could use, and it would be easy for them to install and for the operators to run with.

But in addition to that, we also realized that we had to develop channels to market and be able to provide these products and technologies in a manner that the customers were used to buying them. What that entailed is—or what resulted in us forming a collaborative agreement with Zeeco, Inc.

Zeeco is—for those of you who don’t know, Zeeco is the second-largest burner manufacturer in the world. And as part of a refining burner supply, it is a requirement that the burners are demonstrated at full scale in an industrial test furnace to prove the emissions and the operation requirements for the customer, and also, typically, that the products are manufactured in a shop that has been validated and meets the certification requirements of the refining customers.

So we had to come up with a way to deliver products with that capability, and we did that by forming a relationship with Zeeco.

On the boiler burner side, you have to have a customer that provides service to—or sorry, you have to have a partner that provides service to customers. And we did that through a relationship with one of the leading—one of the service companies in California, California Boiler. They take care of the customers.

They formed a subsidiary called Rogue Combustion. And with our technology and Rogue Combustion providing the controls, they actually deliver the ClearSign technology into the boiler market, marketed as a Rogue Burner.

So that—I mean, that’s a summary, but that gave us the ability to get the products recognized in the market, to make initial sales, and to start the growth of our business, and as reflected in the revenue.

Matthew Selinger

Right.

Jim Deller

Jumping forwards to today and more recent times—

Matthew Selinger

Right.

Jim Deller

—we recognize that there is much bigger opportunity for ClearSign.

Matthew Selinger

Right.

Jim Deller

We have the ability with our patents and our staff to develop technology that’s applicable to much bigger markets, and that we can broaden the regions that we sell into, the scope of our orders, and actually diversify our portfolio while staying true to the core competencies and the skills of ClearSign. So that is what we’re starting to roll out now.

Matthew Selinger

All right. So kind of in summary—and I think we’ll kind of hit on this throughout the call—those high-level themes are diversifying product lines, sounds like diversifying within those product lines and continue to leverage sales channels. Is that correct?

Jim Deller

Yes, that is. And on the sales channels, in addition to partners like California Boiler and Zeeco, we sell a lot to third parties, for example, heater manufacturers. As we sell to them, they include our products in their future offerings and will bring orders to us.

So as we sell to new heater companies, part of that expanding our sales scope is getting more heater companies familiar with our equipment and actually selling to more customers. They continue to be our sales channels for us going forwards.

Matthew Selinger

Fantastic. So let’s dive into the product lines.

So starting with the process burner line, there have been a lot of developments recently, and you touched on this. You mentioned the name Zeeco, obviously, in your comments moments ago.

Could you touch on the most recent announcement with Zeeco and what that means for the Company?

Jim Deller

Yes, I can. And this was, right, key for us. The announcement was late last year. As I mentioned, we first formed the relationship with Zeeco, the initial requirements were to have access to the burner testing and the manufacturing capabilities of Zeeco.

But as we discussed our collaboration, the longer-term vision for both of us was that ClearSign refinery process burners would ultimately become a Zeeco product line. Right? But at the time, back in 2019, we recognized that the timing wasn’t right to launch that then because of the newness of the new ClearSign technology.

Coming forwards to last year and the progress that we’ve made and the orders, now obviously, what Zeeco has seen in ClearSign, we have reached the point that for both of us, we believe that it made sense to go and move our relationship to this next level. So the announcement was just that.

We announced a co-branded Zeeco-ClearSign burner line. Zeeco have now included ClearSign as a page in their own website. We’ve developed joint marketing materials.

And over the last few months, we have conducted teach-ins to the Zeeco sales team because part of this arrangement is that the very large Zeeco sales team now has ClearSign technology as an offering that they can discuss and present to their customers.

Matthew Selinger

So you’re basically saying that with the product maturity, it was deemed that this is the right time, and now the co-branded product has been launched. Is that correct?

Jim Deller

That’s correct. Yeah.

Matthew Selinger

Fantastic. And is there any sort of initial feedback you can give in terms of these teachings or working with Zeeco?

Jim Deller

I mean, it’s early days yet. I’ve been in the teachings. I was part of them. And the development was met with excitement with the Zeeco sales team. We had a lot of discussion following the presentations. They seemed very enthusiastic.

And then beyond that, even just looking at our team here working with Zeeco, for example, the marketing teams, the collaboration and the urgency that they have put together the materials and got the website ready, as an example, has been very pleasing. So I’m very enthusiastic and excited about this development.

Matthew Selinger

Yeah. That’s a great development, Jim.

So also very recently, in terms of the process burner line, it was announced that the—the debut of the M Series. Can you give a little background of what the M Series is? Maybe what it’s designed for? And what differentiates this from, call it, our traditional product line?

Jim Deller

Yes. Thank you, Matt.

So I mean, before as you get into the M Series, it’s probably worthwhile talking about the midstream market.

So we talked a lot about the refining market. The midstream is really the gas processing and the transport part of the petrochemical business. There is a different style of heater and a different heater manufacturer that works in the segment.

We had the opportunity back in 2023—I believe the announcement went out in April 2023—to put what was then a modified boiler burner into a midstream heater, sold by a company called Tulsa Heaters Midstream here in Tulsa. And that heater was based down in a petrochemical company down on the US Gulf Coast. That burner ran well in that heater. It met the low NOx emissions. So that was the reason for the ClearSign burner being selected.

Following that, we got a lot more engaged in the midstream industry. We sold orders to names you might recognize now of Exotherm and Devco. And we also recognized that this was a big opportunity for ClearSign, especially if we could develop a burner optimized for these midstream heaters.

Another part of the story is we hired Matthew Martin, our Chief Technology Officer, back late 2023 as part of our plan to grow our capabilities and grow our technology. And after hiring Matthew Martin, we invested in a computer modelling system. What that does is it—or one of the things that does is it allows us to test, in a simulated fashion, a great variety of different product types and product arrangements.

And with that, we were able to completely reimagine the structure of the ClearSign burners. We’ve essentially kept the same mixing and chemistry that allows us to get the low NOx that we do, but we were able to completely rearrange the burner to come up with a very different shape that made it much more efficient to operate in the midstream heater.

To cut the story short, we modelled that in the computer, we optimized the design, we created drawings from that, took it to manufacture and built that burner right out of the computer modelling, worked with Tulsa Heaters Midstream to install that burner down in Texas Gulf Coast, and it just ran. It gave 2 ppm NOx in a much more efficient manner. It ran up and down just (unintelligible). And it was a great success in terms of a burner rollout.

It has been a very exciting development for us, for Tulsa Heaters Midstream, and for everyone that has seen it.

Matthew Selinger

And then on the heels of that, there was an order announced. Is that correct? A second burner going to Devco process heaters?

Jim Deller

Yes. Very quickly after the results of that installation came out—obviously, we have an NDA—we showed that to Devco. They turned around and placed an order for one, for one of their projects.

Matthew Selinger

So then, you’ve been out and talking with customers about this new product line and the efficiency savings. Can you give any kind of colour of what the market is … Feedback? Or if there’s been some proposals, things like that?

Jim Deller

Yes, I can. I mean, everywhere we’ve shown this burner, it’s got really good reception. We’ve also been able to do that with Tulsa Heaters Midstream. They have obviously seen our burner in operation. The customers that buy their heaters are also the customers that buy our burners, so we’ve actually been able to make joint presentations with them.

The burner’s been very well received. And I don’t—it’s early days yet. I don’t have any developments to announce right here. But based on the reception, we’re very excited about—

Matthew Selinger

All right.

Jim Deller

—what this can do.

And through these conversations, the scope of this midstream industry is vast and varied. So it’s a great opportunity for us to get into different regions and to diversify ourselves away from just the ultra-low and ultra-refining—

Matthew Selinger

So is—

Jim Deller

—part of the industry.

Matthew Selinger

Is it safe to say there’s been a bit of buzz in the industry about this?

Jim Deller

I think that’s fair. Yes.

Matthew Selinger

Okay. And then—

Jim Deller

Yeah.

Matthew Selinger

—can you give any more colour, what we might foresee the future of this product line?

Jim Deller

I can. And really, I’m talking about plans, so be aware this is not done yet. But the—right, I’m a technical guy by background. Like understanding the way this burner works, I believe it has a potential to convert into a very good boiler burner. I think there’s potential to modify into a refinery process heater burner for certain applications.

Also, I believe that, right, this burner getting 2 ppm NOx exceeds the requirements of many of the opportunities out in the market. Then we have the ability to take some of the components out, simplify the burner, still come up with what are very good NOx in the industry, but come up with a great burner for a much broader segment of the market that doesn’t need the super-low NOx that the typical ClearSign technology does, potentially expanding our market into a much more commodity part of the industry, but still with a very high value because of the NOx and the efficiency that this burner can deliver.

Matthew Selinger

So in a sense, you could detune it so it’s not as high performance—so let’s say someone doesn’t need the Ferrari of burners and—

Jim Deller

Yeah.

Matthew Selinger

—you’d have a larger addressable market.

Jim Deller

Exactly. Yes. You’re going back to a standard family car.

Matthew Selinger

Fantastic. Let’s then go to kind of orders in the pipeline. And when I talk about orders in the pipeline, this is on kind of our traditional process burner business.

Can we talk—you refer to some of these, Jim, in terms of an order going to the Gulf Coast. Could you kind of give an overview of what we’re seeing in terms of our current process burner pipeline?

Jim Deller

Yeah. We can. And I think it’s important because, ultimately, this is the backbone of revenue and (unintelligible). So we’ve—well, we have talked, we’ve got 20 burners out in California that have shipped. They’re waiting to install. Those are scheduled to install and start up early in Q3 of this year.

We’ve previously announced as well there’s a four-heater order for a Fortune 500 chemical company down on the Texas Gulf Coast. Those burners are currently in the testing phase, soon to be demonstrated to the customer. They are also scheduled for fabrication and also scheduled for installation and start-up early in the third quarter this year. So that’s going to be a busy period.

Kern Energy continues to be a great customer of ours. They have some heaters there that we are hoping to support them and upgrade the burners in the near future. We do not have those orders yet, I want to be clear, but that is a project that we are talking about. And there’s other work with Kern Energy, and there’s some other projects we’re talking about.

I think one thing of note, a bit more forward-looking, is we are starting to get involved in the initiating technology discussions for some big, like mainstream global refinery heater conversions. So this is early days, but at the start of a project, there’s normally an assessment of the technologies available, a chance to present them right at the scoping or the FEED phase of the studies. We have not been involved at that stage before.

It’s typically an 18-month to two-year or even longer process for those projects to get through to actual orders, but it’s very important to get engaged at the time. And the fact that we’re being asked to be included, and these global customers are understanding what our technology can do for them, and that we’ve got the credibility to be included in those conversations, I think is very significant and, from my perspective, very pleasing.

Matthew Selinger

That’s great to hear. Let’s shift to boiler burners now.

I think early last year, there was kind of a spate of orders in the boiler burner sector, and then followed by, then, the ICF report which highlighted the efficiency of the boiler burners. But since then, it’s been a bit quiet.

Can you give a little colour on what’s going on? What you’re seeing in the boiler burner market?

Jim Deller

I can. And I’m sorry, I don’t have a lot of detail. We’ve obviously tracked and dug into this, and the general information we’re getting is just that market has been slow at least the past six months. Especially in California, there’s just not been much activity.

I think the good news is, the last few weeks, we’ve started to see an uptick in inquiries and sales, and there are some projects which are being talked about again, so that’s very encouraging.

Also, just while we’re talking to boilers, I want to note that we did announce the start-up of our 1,200-horsepower 2.5 ppm NOx burner for a recycling plant up in Bakersfield. That was significant. I believe that burner is unique in that performance level, especially in that size range. And getting that done and passing the performance test was a big milestone for ClearSign.

I think it’s worth noting that, in addition to that, although this is in the—technically, in the midstream sector, we did sell and start up our biggest burner ever with Devco in a midstream heater down on the US Gulf Coast. But that burner was actually a boiler burner. We were just able to fit it into the midstream heater to meet the specific needs of that customer.

But we now have boiler burners running from our smallest size up to, I think, about 90 million BTU, which is a very large-sized boiler burner.

Matthew Selinger

Great. So we’ve been able to diversify within kind of our boiler burner product line itself just by multiple sizes, so we can address multiple markets. Is that correct?

Jim Deller

I think that’s right. At least, we’ve filled out the range from rather very small commercial boilers up to almost some of the biggest applications you will see.

Matthew Selinger

Okay. Great to hear. So I’m going to shift here again.

We most recently heard about two product lines that we haven’t heard from in a while, those being flares and then sensor. So let’s take the former there.

There was a recently announced flare order that we put out. If you could give a little colour on that and maybe talk about that order? And then we’ll talk more about what we’re seeing in that sector because in the quote you put in that release, that you’re seeing kind of more activity and interest. So we could dive into both of those.

Jim Deller

We are. So generally, for anyone not familiar with what a flare is, a flare is basically a waste gas disposal device. It has a burner inside it to burn the gas to carbon dioxide and water. And the flares that we sell, that burner or flame part is enclosed within a large cylindrical vessel that can typically be 30 feet tall, maybe 8 to 10 feet wide, somewhere of that size. They vary in size, but that’s the general size of this equipment.

So the order that we have recently made a couple of announcements on was actually a flare sold by a different company. It didn’t work. It did not meet the emission requirements. And the customer came to us to help out. We can do that. We have the technology. The first order was for engineering. We completed the engineering and demonstrated to the customer how we could solve his problem. He turned around and placed the fabrication order, which are now in the process of completing.

So just to put some numbers to this because it’s not a standard burner. All in all, this project will be about $250,000 for ClearSign. It will enable us to take our technology, put it into somebody else’s flare body, and show this customer what we can do and give them a reference in the industry.

Matthew Selinger

Well, it’s another demonstration that we’re—our technology can provide advanced solutions.

Jim Deller

It’s a great demonstration, and it’s installation, actually, with a very—and we can’t mention the name. But the installation of a very key customer up in Northern California.

Matthew Selinger

And let me dive into that second part of the question, then.

What do—you kind of infer a bit of a resurgence or re-interest in this sector. Can you kind of give colour what we’re seeing?

Jim Deller

I can. So we’re starting to see a need for low-NOx flares, which is not traditional in the industry, but it’s starting to be required. With our intellectual property and with the capabilities we have, we can also develop the burner element of a flare that’s capable of burning some very hard-to-burn waste gases.

Typically, within the industry, the operators will be required to blend some natural gas into those waste gases to enable them to burn completely. Of course, as this is a waste disposal system, they’re just buying gas to burn it, which gets to be very expensive.

We can burn these gases, in some cases, with minimal and often with no supplemental gas, that basically allows us to meet NOx emissions and to save the clients a lot of money. So we’re starting to see requests and opportunities for this part of the flaring market.

But back to the overlying theme of what we’re doing to grow ClearSign and looking to the future, having that special burner technology allows us to not only sell the burner but, as it’s part of a much bigger system, to sell the rest of the system and the flare structure with it. Or in the case of an oxidized or thermal oxidized that might be a horizontal vessel, it’s the same premise that we can put our burner inside that vessel. But then ClearSign can sell a high-value system rather than just the burner element.

From a commercial perspective, that takes a $100,000 or $200,000 burner sale and turns it into a system project that could be valued between sort of $600,000 and $1.2 million apiece. So it allows us to greatly expand our scope, leveraging our very special burner technology.

Matthew Selinger

So that’s an exciting development. I mean, so you’re talking basically from us potentially moving from selling just components to larger systems.

Jim Deller

That’s right. And I think—I, frankly, want to be, right, very upfront and clear. We have not sold any of these yet. We have engineered these systems. We do have proposals out for this type of technology, and we are engaged in conversations, but they’re only in that negotiation phase. So I don’t want to mislead anyone and have anyone expecting something to come in—

Matthew Selinger

Okay.

Jim Deller

—in the next week.

Matthew Selinger

Right. Well, it’s an exciting opportunity.

So then we recently saw that there were four ClearSign Eye sensors placed at a super major refinery so, again, another product we haven’t heard from in a while. Could you give a little background on this trial? I think we needed a trial.

Jim Deller

Yeah.

Matthew Selinger

And then let’s dive into the sensors.

Jim Deller

Yeah. And trial’s fair. So we’ve talked about sensors in the past. We have not talked about them for several calls. So the—but the announcement was, in essence, a free sample to the customer, but we believe it’s significant.

First of all, for a refinery, even to install even free equipment, is a big undertaking on their part. They have to shut down. They have to do engineering. They have to, right, install cabling and control equipment. We have been refining the sensors over time, even though we haven’t been talking about it, and also talking to customers, which led to this opportunity now to install it.

But if I can, let’s take—I’d like to just sort of fill in the gaps and explain what these sensors do for anyone not familiar with them, because they’re a very different product to our burner products.

So in a refinery heater, the burners provide a big flame that’s heating up the heater. When you turn the gas on to those burners, you’ve got to have a small flame there to light that gas so that the flame starts. That small flame comes from a device called a pilot. And to indicate to the operator that it’s safe to turn the gas on, you will typically have a sensor of some type to prove or to confirm that, that flame is in place.

Now this is all often taking place from the control system, but it’s that sensor that goes on the pilot and confirms the presence of a flame that we are providing.

Matthew Selinger

All right.

Jim Deller

There are well-established technologies in the industry that do this. There are some optical sensors that look up and will see the pilot flame and any flames beyond it. So they’re effective, but they’re not good at specifically indicating just the pilot flame.

And there’s a very commonly used piece of equipment called a flame rod that mounts to the burner pilot. The challenge with those is that the end of the flame rod, based on its name, actually pushes into the flame. They do burn up, and they have frequent maintenance problems, which either leaves a client without any flame indication or requires very frequent maintenance, which is costly for the customers.

And that maintenance need is actually what drives the excitement when we’ve talked about our sensor to the clients, because the difference with our sensor is it does mount to the pilot, so it is discreet and identifies only the pilot flame. But the sensing head of the sensor is not in the flame. It sits about an inch below the flame in the cool zone, so it’s expected to be a much more durable and reliable piece of equipment.

Matthew Selinger

Okay. Well, let’s talk about the market on this; some numbers here.

Jim, what is the addressable market, do you believe, in terms of these sensors? Maybe touch on maybe our sales price, and what does a typical order look like? Or—

Jim Deller

Yeah. So this is not only a different technology. It’s a different project from a commercial perspective.

So the one thing I really like about the sensors is, it is not applicable to only low-NOx regions or only certain regions. These sensors are applicable to every refinery burner in the world. Right? So the scope of where these can be applied is huge.

Now to be clear, not every burner has a pilot and, certainly, not every burner with a pilot has a sensor, but there is a—an awful lot of them do, and this makes it a very big opportunity for ClearSign.

The sensors are a relatively small device. They’re going to be an out-of-the-box product for us. They’re all standardized. They’ll sell for somewhere in the region about $4,000 apiece.

But one of the other beauties of this product line when it’s rolling is we expect them to sell in multiples into a heater supply all at once. There will be 1s and 3s and 5s, but I expect, commonly, these orders to roll in, in the 10s, 20s, up to some 50 sensors per order.

So I think there is a—it’s a different business model for us, but I think it’s got to take off, but it could be a very worthwhile product line for us, which is why we’ve been working on it and kept it going over the years.

Matthew Selinger

That’s very interesting. So it’s the volume off the shelf and another technology solution being sold to the same customer base, our addressable customer base.

Jim Deller

Yeah. So I think, going to the objective of diversification and broadening ClearSign, it’s a very different part of the industry. It’s not tied to regulations. It’s not tied to decarbonization. It will smooth out our revenue flow. I think it just gives us another separate line of business while still playing to our core customer base and core technology strengths.

Matthew Selinger

Right. And just for clarity too, this is a ClearSign product, right, not necessarily a Narion project? Narion’s been mentioned in the past, the sensor, but this is a ClearSign project.

Jim Deller

That’s correct. Yeah. The sensor, it is manufactured and sold as a ClearSign product.

Matthew Selinger

Great. I’m going to shift here, Jim, and maybe address some macros.

A lot of companies are talking about some of the macros out there, one, obviously, in terms of supply chain. One, a lot of companies are focused on our tariffs.

So are we seeing any effect of tariffs in our current project pipeline or proposals, anything like that?

Jim Deller

We are. I mean, where it shows up is in the cost of goods.

So ClearSign burners are built largely out of stainless-steel materials. That material price is affected. So we are seeing increased pricing from our vendors. Now we can also put and have put language in our proposals to allow us to accommodate that, to make price adjustments to the extent that we can.

So we’re aware of it. We’re working around it. But I think it’s fair for everyone to be aware that we are seeing increased pricing at present, that our vendors are attributing to the tariffs.

Matthew Selinger

Okay. So in wrapping up the call, are there any main takeaways you’d like to leave with us, kind of in summary?

Jim Deller

There are. I mean, we’ve tried to stress here and bring out is what we’re trying to do to grow the ClearSign business and set us up for expansion going forwards. So leveraging our sales channels, certainly pushing hard on the products we’ve got, is important.

And I think, on that note, looking for benchmarks, just going forwards, what I’d look for is, on the inside, looking for sales leads through the Zeeco sales team. I think from—as an investor, I would certainly be looking out or recognize the importance of a burner sale resulting from a Zeeco lead will be a very big first milestone on that front.

I know I’ve said it, but I’m very excited about the M1 burners. Certainly, look out for sales in the midstream industry and our growth in the midstream industry.

I would also stress, well, I think, the importance of a slightly de-speced or detuned burner going out into the commodity market and expanding our scope into that much larger portion of the industry. Also, the development of that burner into boiler burner applications, potentially refinery burner applications.

Just personally, I’m—right now, we’ve sold one and got one burner operation, but I am very excited about the potential of the M Series burner.

I think the concept of the systems projects, leveraging our flaring technology and the low BTU gas technology into either an oxidizer or a flare and the sale of some of those bigger systems and showing the industry that ClearSign can deliver that type of technology and what we can do, I mean, given the scope of those projects from a revenue perspective, I think that would be very significant for ClearSign. So look out for that.

And then finally, we’ve talked about the sensors. And we already have another request for quote for sensors actually from the same refinery—or the same company into a different refinery. We’ve also been—we’re also talking to another global refiner who is interested in that technology; we just haven’t (unintelligible). I think there’s real potential there for that ClearSign Eye sensor. We’re obviously looking for that to roll out and scale up.

Matthew Selinger

All right. So in summary, we can look forward to sales from the diversified product line. We can look at diversifying within the product line, continuing to. Is that correct? Leveraging the current sales channels we’ve announced, and then potentially expanding from components to larger systems?

Jim Deller

I think it’s fair. I mean, expanding the scope, expanding the markets. It’s broadening ClearSign.

We have a strong combustion and industry knowledge. We truly have some very talented designers and engineers here within the Company. It’s leveraging that core competency and expanding our business while being true to the strengths to make sure that what we deliver are really high value and products that we can make a profit from.

Matthew Selinger

Great to hear. So that’s all the questions I have prepared for this.

So at this point, I would like to turn it back to the Operator to open up for a question-and-answer session. We have also had some questions sent in ahead of time, which I will curate as well.

But with that, Operator, please open up the lines for questions, and we’ll start with those.

Operator

We will now begin the question-and-answer session. To ask a question, you may press the * key, then 1 on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press *, then 2.

At this time, we will pause momentarily to assemble our roster.

Matthew Selinger

Hey, Operator. Operator, while we wait, I’ll go ahead and read one of the questions that was sent in ahead of time, if that works.

Operator

Sure. Absolutely.

Matthew Selinger

Great. Jim, in regards to proposals, we’ve heard about proposals on previous calls. What is different now than, let’s say, one or two years ago, in terms of the proposals you’re seeing and fielding?

Jim Deller

So that’s a fair question. We’ve talked about several themes in this call today. I’ve tried to be upfront. Some of the product lines, especially the system products and the reference to, right, the engagement we have with the major refining projects, especially at the early FEED stage, I’ve included those to help describe work that we’re doing internally within ClearSign on a strategic basis to grow our business for the future.

And I said during the call, I don’t want to mislead anyone, but expect that those orders are going to turn very quickly, or those proposals will turn very quickly into orders. We do have, obviously, active sensor quotes that I believe have the potential to turn into orders. We do have the midstream orders. We do have some process burner work that has potential to turn into orders.

But I have tried to be clear where I’ve referenced the proposals and the work we’re doing as an illustration of our strategic plans and the changes we are constantly developing with the Company to grow the potential of ClearSign as separate from what I’ll call the tangible proposals that we are actively discussing as something that we expect to be able to bring in to the Company in the foreseeable future.

Matthew Selinger

Great. Operator, please go ahead and poll again. And I’ve got a couple others, but if you want to give instructions for polling, and then I’ll segue into another question.

Operator

Sure. No problem. Ladies and gentlemen, as a reminder, should you have any questions, please press the * key, followed by the number 1.

We will pause a moment for questions.

Matthew Selinger

Great. Jim, here’s another question here.

There’s been some discussion about less clean air initiatives and even some slowing of hydrogen projects. Do you feel at all this puts, for instance, our hydrogen burner at a market risk?

Jim Deller

Yeah. Yeah. I mean, obviously, this has been a common topic in the news, but I think it’s good to be clear.

The hydrogen burner and the project is titled 100 percent hydrogen, and that was the driver behind the funding and the DOE awards that we have won and, right, fund the development of this burner.

But the utility of the burner goes well beyond that. The refining customers have a very wide range of gases in their fuel gas, and those commonly swing up to at least 80 percent or higher. So the development of this burner is to be capable of fuels ranging from pure natural gas up to 100 percent hydrogen.

What that really means is this is a very fuel-flexible burner that is being designed to be robust within the industry and suitable for installation in refineries, no matter what their fuel gas blend.

So I am confident that this is a very practical and useful burner going into the future, really without regard to the progress or potential timeline of any strictly hydrogen-fueled applications.

Matthew Selinger

Operator, please go ahead and turn it over to any caller questions.

Operator

Sure. Your first caller question is from Robert Kecseg from Las Colinas Capital Management. Please go ahead.

Robert Kecseg — Las Colinas Capital Management

Hello. This is Bob. Can you hear me?

Jim Deller

Hi, Bob. Yes. Good afternoon.

Robert Kecseg

Good afternoon. Yeah. I was going to bring up the point of the fact that when you came into the Company, there was a great success in the innovation that was made. And then, as you mentioned, it took some time to be able to develop those into an actual product. So from 2021, according to your efforts, we had an innovative product developed by 2021. And so now, we’re many years into this.

And the thing that I want to bring forth is that what you’ve explained is there’s really three things that the innovation yielded. One of those was the reduced maintenance cost on the radiant tubes. The other was fuel savings of—from what I’ve gathered, is approximately 3 percent or more. And then, of course, the much-talked-about reduced pollution, the reduced NOx.

The thing that I would say, from a sales standpoint, the innovation yielded a lot. But if we don’t mention fuel savings and all we talk about is NOx, I don’t think we’re really giving ourselves enough credit to generate more prospects and more sales. So I really think, if it’s not being printed in your press releases, then I have the feeling that it isn’t being emphasized by the people who are involved in generating sales.

What I would ask this question of all that. Could you give us some idea of the number of prospects, say, at the beginning of last year to the beginning to now? In other words, give us an idea if there’s prospect growth, there’s something we can hang our hat on?

Because in order to get these sales up to $16 million, $20 million, if you have, let’s say, hypothetically, 15 prospects now, you’re going to have to generate a lot more prospects to really materially increase the sales because so many of them take so long, and there’s things that fall through. So could you give us some idea about how many prospects we had maybe at the end of—at the beginning of last year compared to where we are now at the beginning of this year?

Jim Deller

Yeah. So, Bob, let me take—I’ll answer the best I can. Let me try and unpack, right, some of the points you’ve brought up.

I think addressing the—right, just your statement about efficiency, just to point out, we put press releases out, to be honest, mainly for the purpose of keeping investors updated with the progress of the business. Those are separate from the marketing materials and the sales presentations and the conference presentations, et cetera, that we make to customers in the industry.

And I can give just a—right, as a quick example, we talked a lot about the M1 burner. With the marketing brochures for that burner, in the industry, we express efficiency as the excess air levels the burners operate at. That’s the key driver, and that’s what the clients recognize. That is specifically called out on the sales brochures. But those are not the materials that are obviously discussed in the investor forum because they tend to get very technical, and the language we use is different.

So I appreciate your point and absolutely agree that it’s very important to stress the values and the cost savings to the customers. But we do reference the efficiency, the operability, the turndown range, the speed the burners can be brought up. Those are actually all referenced, for example, on the M1 burner sales materials. There are many facets of our burners that we produce.

I’ll be honest. I don’t have, specifically, the data that you talk about between last year and now. I can tell you that the range of projects and the number of quotations and the different products that we’re engaged in are significantly greater now than they have been in the past.

Robert Kecseg

Okay. And I just want to add too, to the emphasis on fuel savings because in business, if you can save money, it’s materially—it’s a material thing. I just took a look at Devco’s website and Tulsa Midstream, and both of them on their website, they mentioned that they were seeking fuel savings. And it didn’t take me very long to find it.

So I’m just saying, in the press releases that you put out to us, I’ve only really heard about NOx. It’s been NOx reduction, NOx reduction. And I really think in business, the fuel savings part of it is very, very meaningful. And I think that’s just—if that’s what this innovation produces, then it should be something that’s really emphasized.

Jim Deller

Okay. Bob, your comments are appreciated. I note them. Thank you very much.

Matthew Selinger

Operator, I’m going to go ahead and read another question here.

There’s a lot of—a number of questions actually around Zeeco itself and about the Zeeco agreement.

One question, Jim, is about the geography the agreement covers. And then any sort of colour you can give on—everybody wants to know (phon) the rollout. Right? How do you kind of foresee the rollout there? And you can speak in general terms.

Jim Deller

Yes. So I think, the first part, our agreement with Zeeco is—so first of all, it is specifically for refinery process burners. But that agreement is global. Right? So as we are marketing this as a Zeeco product, and the ClearSign burner becomes a Zeeco product line, and Zeeco is a global company with manufacturing and servicing, I believe, on every continent, this gives us a global reach.

Now with that said, in areas like China, I am not ready to roll the refining process burners out in China. I do not want to expose our IP there. I don’t think the Chinese will pay a price that makes sense for ClearSign. So I’m not saying that we are going to just push our technology out over the entire globe. But the Zeeco agreement, should we choose to, does give us that access as of when we are ready.

In terms of the rollout, this is a slow-turning industry, and I hate to use that word, but we’re in the phase right now of—I think we’re well along the way with the marketing materials. We have started to educate the Zeeco sales team. I expect that they will be talking to their customers and start to develop leads, at which point we will engage with them and join them talking to the customers.

But to roll that stage forward through the negotiations and completion of the projects and placing of the orders, just to put a timeline, I believe it is going to be into 2026 by the time that we start to see orders resulting from that Zeeco engagement.

And just to be fair, I don’t want to give the impression and have people disappointed when it does not come in quicker, because it is going to take some time just even after we engage with the customers, for those customers to go through and just to go through their normal process of the engineering and the evaluation and actually placing the orders.

Matthew Selinger

Operator, are there other questions?

Operator

There are no further questions at this time. I would like to turn the call over to CEO Jim Deller for closing remarks.

Jim Deller

Thank you, Operator.

As we end this call, I want to thank you, our investors, for your continuated (sic) interest and support of ClearSign.

I do also want to thank and acknowledge all of our employees. We have a small and cohesive team that has shown great dedication, flexibility, and open-mindedness as we’ve pushed out our business into these new areas.

This has required great technical development and engineering prudence, thorough work in our sourcing and project planning by teams developing and presenting our proposals, and even the development of new accounting processes to support our customers in new ways.

It is very much recognized and appreciated that all this has and continues to be done in addition to the sales and marketing and engineering and product supply and start-up and all of the operational support that make up our day-to-day operations.

With that, I’d like to conclude the call.

Operator

Sorry. Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect.